Notice of Withdrawal of Tender Regarding Shares in

AOG Institutional Fund

Tendered Pursuant to the Offer to Repurchase

Dated May 24, 2024

The Offer and withdrawal rights will expire on June 28, 2024 and this Notice of Withdrawal must be received by

the Fund’s Administrator, either by regular mail, overnight/certified mail or fax,

by 11:59 p.m., Eastern Time, on June 28, 2024, unless the Offer is extended

Complete this Notice of Withdrawal and follow the transmittal instructions included herein

Regular Mail	Overnight/Certified Mail
AOG Institutional Fund c/o Ultimus Fund Solutions, LLC P.O. Box 541150 Omaha, NE 68154	AOG Institutional Fund c/o Ultimus Fund Solutions, LLC 4221 N 203rd St, Suite 100 Elkhorn, NE 68022

Fax	FOR ADDITIONAL INFORMATION CALL:
(402) 963-9094	(877) 600-3573

You are responsible for confirming that this Notice is received timely by Ultimus Fund Solutions, LLC, the Fund’s administrator. To assure good delivery, please send this page to Ultimus Fund Solutions, LLC and not to your financial advisor. If you fail to confirm receipt of this Notice, there can be no assurance that your withdrawal will be honored by the Fund.

Ladies and Gentlemen:

Please withdraw the tender previously submitted by the undersigned in a Letter of Transmittal.

Fund Name:

Fund Account #:

Account Name/Registration:

Telephone Number:

SSN or Tax ID:

The undersigned represents that the undersigned is the beneficial owner of the shares in the Fund to which this withdrawal request relates, or that the person signing this request is an authorized representative of the withdrawing shareholder.

In the case of joint accounts, each joint holder must sign this withdrawal request. Requests on behalf of a foundation, partnership or any other entity should be accompanied by evidence of the authority of the person(s) signing.

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date
Signature	Print Name of Authorized Signatory (and Title if applicable)	Date